UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C.  20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported):  June 26, 2012 (June 20, 2012)

CHINA SHEN ZHOU MINING & RESOURCES, INC .

(Exact name of registrant as specified in its charter)

Nevada	001-33929	87-0430816
(State of Incorporation)	(Commission File No.)	(IRS Employer ID Number)

No. 166 Fushi Road Zeyang Tower, Shijingshan District, Beijing, China 100043

(Address of principal executive offices)

86-010-8890-6927

(Registrant’s telephone number, including area code)

Not applicable

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐     Written communications pursuant to Rule 425 under the Securities Act (17CFR 230.425)

☐     Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐     Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐     Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.07	Submission of Matters to a Vote of Security Holders

On June 20, 2012, China Shen Zhou Mining & Resources, Inc. held a special meeting of shareholders (the “Meeting”). The following proposals were submitted to the stockholders at the Meeting:

Proposal #1:	To approve the potential issuance of common stock of the Company par value $0.001 (the “Common Stock”) equal to or greater than 20% of the Company’s outstanding Common Stock upon conversion of the Series A Convertible Preferred Stock (the “Series A Convertible Preferred Stock”) or upon exercise of warrants, both having been issued in connection with the March 2012 Registered Direct Offering of the Series A Convertible Preferred Stock

Proposal #2:	To approve an amendment to the Company’s Amended and Restated Articles of Incorporation, which would increase the number of authorized shares of Common Stock from 50,000,000 to 100,000,000 whereby the additional 50,000,000 shares would be a part of the existing class of Common Stock and, if and when issued, would have the same rights and privileges as the shares of Common Stock presently issued and outstanding, and would increase the number of authorized shares of capital stock from 55,000,000 to 105,000,000

For more information about the foregoing proposals, see our proxy statement dated May 22, 2012, the relevant portions of which are incorporated herein by reference. The number of votes cast for and against and the number of abstentions with respect to each matter voted upon are set forth below:

1.	The voting results for Proposal #1 were as follows:

FOR	AGAINST / WITHHELD	ABSTENTIONS
22,840,109	273,377	11,565

2.	The voting results for Proposal #2 were as follows:

FOR	AGAINST / WITHHELD	ABSTENTIONS
28,403,337	2,746,544	123,465

Both Proposal #1 and Proposal #2 were duly approved and adopted.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the Registrant has caused this report to be signed on its behalf by the undersigned, hereunto duly authorized.

REGISTRANT:

China Shen Zhou Mining & Resources, Inc.

Date: June 26, 2012	By:	/s/ Xiaojing Yu
Xiaojing Yu,
Chief Executive Officer